Exhibit 10.2

SECOND Amendment AGREEMENT

This Second Amendment Agreement (this “Amendment”), dated as of August 12, 2026, is by and between ENvue Medical, Inc., a Delaware corporation (the “Company”), and the holder listed on the signature pages attached hereto (the “Holder”).

WITNESSETH

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of July 18, 2025, as amended pursuant to that certain Amendment Agreement on January 30, 2026 (collectively, the “Purchase Agreement”), the Holder was issued shares of Series H Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), the terms of which are set forth in the Certificate of Designations of the Preferred Stock (as amended, the “Certificate of Designations”);

WHEREAS, the Company and the Holder desire to amend certain provisions of the Purchase Agreement as set forth in this Amendment; and

WHEREAS, pursuant to Section 5.5 of the Purchase Agreement, the Purchase Agreement may be modified or amended or the provisions thereof waived with the written consent of the Company and the Purchaser;

WHEREAS, the undersigned collectively hold at least a majority of the outstanding shares of Preferred Stock and thereby constitute the Required Holders.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Purchase Agreement.

2. Amendment to Section 4.17 of the Purchase Agreement. Subject to the Shareholder Approval (as defined below) requirements as set forth in Section 3 of this Amendment, Section 4.17 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

4.17. Additional Investment Rights.

(a) During the period ending 36 months from the Effective Date, the Purchasers (pro rata according to their initial Subscription Amounts) shall have the right, upon notice to the Company from time to time, to purchase up to an aggregate of $59,000,000 Stated Value (representing 59,000 shares of Preferred Stock and $53,100,000 of Subscription Amount) of additional Preferred Stock, which shall have identical terms to the Preferred Stock issued at the Initial Closing and the Second Closing, except that the initial Conversion Price of such additional shares of Preferred Stock shall be equal to 85% of the arithmetic average of the three (3) lowest VWAPs during the ten Trading Days prior to the date of such Purchaser’s exercise of such right. All deliverables for each additional purchase shall be as set forth in Section 2.2(a)(ii) through (iv) hereof and all closing conditions shall be as set forth in 2.3 hereof, as applicable (the date of such closing, the “Additional Closing Date”).

(b) The Purchasers hereby agree that they shall exercise the rights granted pursuant to this Section 4.17 in an aggregate amount equal to no less than $10.0 million in the twelve (12) month period following Shareholder Approval with a monthly minimum of $833,333.33 if not otherwise exercised (the “AIR Minimum”), provided, however, that if the Company receives any proceeds pursuant to placement notices provided pursuant to that certain Common Shares Purchase Agreement by and between the Company and [***], dated as of August 12, 2026 (the “ELOC Agreement”) or under the shelf registration statement on From S-3 (File No. 333-298188), such proceeds shall reduce the Annual AIR Minimum on a dollar-for-dollar basis.

(c) The Company covenants and agrees that it shall use 40% of the net proceeds from the issuance and sale of any shares of Common Stock or Common Stock Equivalents issued and sold in registered transactions pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-298188) or under the Additional Investment Right in this Section 4.17, to redeem shares of Series X Preferred Stock held by [***] in accordance with the terms of such Series X Preferred Stock.

3. Shareholder Approval. In addition, the Company shall hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) at the earliest practical date) for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Shareholder Approval. If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every four months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Preferred Stock is no longer outstanding. For purposes of this Section 3, “Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated hereby, including the issuance of shares of Common Stock in excess of 19.99% of the issued and outstanding on the date hereof.

4. Counterparts; Facsimile Execution. This Amendment may be executed in one or more counterparts (including by electronic mail, in PDF or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5. Governing Law. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW SET FORTH IN SECTION 5.9 OF THE PURCHASE AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

6. Terms and Conditions. Except as modified and amended herein, all of the terms and conditions of the Certificate of Designations shall remain in full force and effect.

[Signature pages follow immediately.]

2

[Company Signature Page to Second Amendment Agreement]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

Company:

ENVUE MEDICAL, Inc.

By:
Name:	Doron Besser, M.D.
Title:	Chief Executive Officer

[Investor Signature Page to Second Amendment Agreement]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

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By:
Name of signatory:
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